Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES LEADERSHIP SUCCESSION
AND UPDATE TO TARGET LEVERAGE RATIO

•	Greg Johnson promoted to Chief Executive Officer and Co-President

•	Jeff Shaw promoted to Chief Operating Officer and Co-President

•	Adjusted Debt to EBITDAR Target Leverage Ratio updated to 2.50 times

Springfield, MO, May 8, 2018 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced the completion of its previously announced leadership succession plan and updated the target leverage ratio as part of its long-term capital structure. During today’s Annual Meeting of Shareholders, Greg Henslee, who has served as the Company’s Chief Executive Officer (“CEO”) since February of 2005, was elected to serve as a Director on the Company’s Board of Directors (the “Board”) and was subsequently appointed by the Board to serve as Executive Vice Chairman. In conjunction with Mr. Henslee’s election to the Board, Greg Johnson, was promoted to CEO and Co-President, and Jeff Shaw was promoted to Chief Operating Officer and Co-President.

“With Greg Henslee’s election to the Board and accepting the Executive Vice Chairman position, we have successfully completed our leadership succession plan,” stated David O’Reilly, O’Reilly’s Executive Chairman of the Board. “Greg Johnson and Jeff Shaw have assumed all of the day-to-day operational responsibility of the business, and we are very excited to continue O’Reilly’s success under their leadership. I would also like to take this opportunity to express my deep gratitude to Charles O’Reilly, Jr. and Paul Lederer who completed their final terms as Board members today. We are extremely grateful to both gentlemen for their long years of loyal service to the Company, and I would to thank each of them for their significant contributions to our long-term success.”

During the quarterly Board meeting following the Annual Meeting of Shareholders, the Board approved a change to the Company’s target rent-adjusted Debt to EBITDAR leverage ratio, updating the previous target range originally established in January of 2011 at 2.00 times to 2.25 times to a target ratio of 2.50 times, using six-times capitalized rent.

Greg Johnson, O’Reilly’s CEO and Co-President stated, “We established our original target leverage ratio range of 2.00 to 2.25 times over seven years ago, and based on our profitable growth and effective management of our capital, we believe it is appropriate to update our target leverage ratio to 2.50 times, which will provide us with increased financial flexibility and liquidity while also maintaining our historically prudent financial policies. We believe this updated ratio is the appropriate capital structure for our Company, and we remain committed to maintaining our investment-grade credit ratings. Adjusted debt to EBITDAR is a very important metric but only one of several we use to manage our capital structure, and we will reach the new target at the appropriate time.”

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of March 31, 2018, the Company operated 5,097 stores in 47 states.

Forward-looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the updated target leverage ratio, expected growth, store development, integration and expansion strategy, business strategies, the impact of the U.S. Tax Cuts and Jobs Act, future revenues and our future capital structure, liquidity, performance and credit ratings. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Further, there can be no assurance that we will achieve our updated target leverage ratio. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878